UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  October 24, 2016

Triumph Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Texas	001-36722	20-0477066
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

12700 Park Central Drive, Suite 1700
Dallas, Texas	75251
(Address of principal executive offices)	(Zip Code)

(214) 365-6900

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2b)
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c)

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 24, 2016, Triumph Bancorp, Inc. (the “Company”) increased the size of the Company’s Board of Directors (the “Board”) to twelve members and elected Frederick Perpall as a director of the Company. Mr. Perpall will serve as a Class I Director with a term expiring at the Company’s 2018 annual meeting of its stockholders.

The Board has affirmatively determined that Mr. Perpall qualifies as an independent director under the rules of the NASDAQ Stock Exchange and as defined under applicable law.  There is no arrangement or understanding between Mr. Perpall and any other person pursuant to which he was selected as a director. In addition, there are no transactions in which Mr. Perpall has an interest that are required to be disclosed under Item 404(a) of Regulation S-K.

Mr. Perpall will receive an award of common stock with a fair market value equal to $10,000 for his service on the Board for the remainder of 2016.  Thereafter, Mr. Perpall will be compensated for his service on the Board and any committees of the Board to which he is appointed in the future in the same manner as the Company’s other non-employee directors.

In connection with Mr. Perpall’s election to the Board, the Company has entered into an indemnification agreement with Mr. Perpall in substantially the same form as the indemnification agreement that was previously filed with the Securities and Exchange Commission as Exhibit 10.12 to the Company’s Registration Statement on Form S-1 (File No. 333-198838).  The indemnification agreement provides, in general, that the Company will indemnify Mr. Perpall to the fullest extent permitted by applicable law in connection with his service to the Company or on the Company’s behalf.

Item 8.01.  Other Events.

On October 24, 2016 the Company issued a press release announcing the election of Mr. Perpall.  A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statement and Exhibits.

(d)Exhibits

Exhibit No.	Description

99.1	Press Release, dated October 24, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

TRIUMPH BANCORP, INC.

By:	/s/ Adam D. Nelson
Name: Adam D. Nelson Title: Executive Vice President and General Counsel

Date:  October 24, 2016

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated October 24, 2016